Exhibit 13(a)(4)

June 3, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by the State Street U.S. Core Equity Fund and State Street Income Fund (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13 of Form N-CSRS of the State Street Institutional Investment Trust dated June 3, 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ BBD, LLP
Philadelphia, Pennsylvania

Attachment

State Street Institutional Investment Trust

Change in Audit Firm

On November 18, 2021, the Audit Committee (the “Committee”) of the Board of Trustees of the State Street Institutional Investment Trust (the “Trust”) dismissed BBD LLP (“BBD”), 1835 Market Street Philadelphia, Pennsylvania 19103, as State Street U.S. Core Equity Fund’s and State Street Income Fund’s (collectively, the “Funds”) independent registered public accounting firm effective following the issuance by BBD of their report on the Funds’ September 30, 2021 financial statements.

The reports of BBD on the Funds’ financial statements for the fiscal period ended September 30, 2021, and fiscal years ended December 31 2020 and 2019 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal period ended September 30, 2021 and fiscal years ended December 31, 2020 and 2019, and in the subsequent interim period through November 18, 2021, there were no disagreements between the Funds and BBD on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of BBD, would have caused it to make reference to the disagreements in its report on the financial statements. In addition, during the fiscal period ended September 30, 2021 and the fiscal years ended December 31, 2020 and 2019, and in the subsequent interim period through November 18, 2021, there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Funds requested and BBD furnished a letter addressed to the Securities and Exchange Commission stating whether or not BBD agreed with the above statements. A copy of such letter is attached hereto.

On November 18, 2021, the Committee also approved the appointment of Ernst & Young LLP (“E&Y”), 200 Clarendon Street, Boston, MA 02116, as the Funds’ independent registered public accounting firm for the fiscal year ending September 30, 2022.

During the three most recent fiscal periods and in the subsequent interim period through November 18, 2021, neither the Funds nor anyone on its behalf consulted EY concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust’s financial statements or (ii) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).